Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Yaniv Sarig (“Employee”) and Aterian, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee’s employment with the Company terminated on July 26, 2023 (the “Termination Date”);

WHEREAS, Employee signed a Proprietary Information and Inventions Agreement with the Company in connection with Employee’s commencement of employment pursuant to an offer letter agreement with the Company dated April 1, 2015 (the “Confidentiality Agreement”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and any of the Releasees as defined below, arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

AGREEMENT

1.
Recitals; Termination. The recitals set forth above are expressly incorporated into this Agreement. Employee also acknowledges and agrees that Employee resigned, effective as of the Termination Date, from (a) all positions that Employee held with the Company or any of its affiliates, including, without limitation, as an employee, officer, manager or director and (b) all fiduciary positions (including as a trustee) Employee held with respect to any employee benefit plans or trusts established by the Company or any affiliate, and hereby confirms that Employee’s resignation was not due to any disagreement with the Company relating to any of the Company’s operations, policies or practices. Employee agrees to execute any additional documents consistent with the foregoing resignations that the Company may reasonably request.
2.
Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke this Agreement pursuant to paragraph 6 below, the Company agrees as follows:

a. Separation Payment. The Company will pay Employee a lump sum of $350,000, less applicable withholding (the “Separation Payment”). This payment will be made to Employee within fourteen (14) business days after the Effective Date (as defined below). Employee acknowledges and agrees that the Separation Payment shall be in lieu of any other separation benefits or payments to which Employee may be entitled (other than vested benefits under Company pension or retirement plans), whether in connection with any Company policy, employment agreement or otherwise.

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b. General. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this paragraph 2.

3.
Benefits; Equity Awards. Employee agrees that Employee’s participation in all benefits and incidents of employment (other than Excluded Rights/Claims (as defined below)), including, but not limited to, the accrual of bonuses, vacation and paid time off, ceased as of the Termination Date. Employee’s health and dental insurance benefits, if any, shall cease on the last day of July 2023, subject to Employee’s right to continue Employee’s coverage under COBRA. Employee shall retain all of Employee’s vested equity awards with respect to the Company’s Common Stock in accordance with the terms of the plans and award agreements evidencing such awards, and except as otherwise provided in paragraph 2, Employee will forfeit all of Employee’s unvested equity awards as of the Termination Date (the “Unvested Shares”), including, without limitation, all 333,104 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issued by the Company to Employee that would have vested in full on January 19, 2024, subject to Employee’s continued employment with the Company through such date.
4.
Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, equity-based compensation and any and all other benefits and compensation due from the Company to Employee, other than Excluded Rights/Claims.
5.
Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, other than Excluded Rights/Claims (as defined below). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents and assigns (the “Releasors”), hereby and forever releases the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, parents, divisions and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand or cause of action, whether presently known or unknown, suspected or unsuspected, that Employee possesses or may possess against any of the Releasees arising from or related to Employee’s employment or service with the Company or any of its affiliates and/or Employee’s separation from employment or engagement with the Company or any of its affiliates, as of the time that Employee signs this Agreement (the “Released Claims”). The Released Claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as (as amended) Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA) and any similar federal, state or local laws, such as the New York State and City Human Rights Laws, the New York Labor Law and the law of contract and tort.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Notwithstanding anything to the contrary in this

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Agreement, the Released Claims do not include any rights or claims (i) for already-vested or accrued benefits under the Company’s benefit plans, (including without limitation any Company pension or retirement plans), (ii) for benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes, (iii) with respect to any indemnification or other protections owing to Employee under the Company’s (or any other Company Group (as defined below) member’s) certificate of incorporation or bylaws or equivalent charter documents or any indemnification agreement between the Company (or any other member of the Company Group) and Employee or under any directors’ and officers’ liability insurance policy maintained by the Company or any other Company Group member (collectively, the “Indemnification Rights”), (iv) with respect to Employee’s equity interests in the Company (other than claims related to any Unvested Shares), (v) arising after Employee signs this Agreement, (vi) arising under this Agreement or (vii) any claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company) (clauses (i) – (vii) collectively, the “Excluded Rights/Claims”). Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section. For purposes of this Agreement, “Company Group” means the Company and its affiliates, subsidiaries, parents, divisions, subsidiaries and predecessor and successor corporations and assigns.

6.
Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement (but may accept this Agreement at any time before the end of the 21-day period); (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company before the end of the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on behalf of the Company that is received prior to the eighth day after Employee signs this Agreement. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

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7.
Unknown Claims; California Civil Code Section 1542.

a. Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in her favor at the time of executing the release, which, if known by her, must have materially affected her settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

b. California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

8.
No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not presently intend to or is currently contemplating whether to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees in connection with any Released Claim. However, nothing in this Agreement prohibits Employee from testifying pursuant to a subpoena or from accepting witness fees accompanying a subpoena, and this Agreement in no way limits Employee’s right to file a charge with or participate in any administrative proceeding conducted by a governmental agency relating to Employee’s employment with Company, or to pursue or enforce any Excluded Rights/Claims.
9.
Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, Employee’s accountant and any professional tax advisor to the extent that the professional tax advisor needs to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Employee and the Company acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal

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process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.
10.
Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information and any restrictive covenants contained therein. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company.
11.
Board and Committee Resignation. Employee hereby resigns from all positions that Employee holds as a manager or member of the board of directors of the Company and each direct and indirect subsidiary of the Company. Employee hereby confirms that his resignation is not due to any disagreement with the Company relating to any of the Company’s operations, policies or practices.
12.
No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against any of the Releasees in connection with any Released Claim, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. To the extent permitted by the terms of any such subpoena or court order and/or applicable law, Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees in connection with any Released Claim, Employee shall state no more than that Employee cannot provide counsel or assistance.
13.
Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel or slander of any of the Company or its subsidiaries, or its or their current or former officers, directors, customers, business, employees, agents, attorneys, parents, divisions and subsidiaries and predecessor and successor corporations and assigns, or, solely in their capacity as investors/ stockholders of the Company, investors/stockholders of the Company, and agrees to refrain from any tortious interference with the contracts and relationships of the Company or its subsidiaries, or its or their business and successor corporations and assigns. The Company agrees to instruct its directors and officers to refrain from any disparagement, defamation, libel or slander of Employee and any other Releasor, and agrees to refrain from any tortious interference with the contracts and relationships of Employee and any other Releasor. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment. Notwithstanding the foregoing, nothing herein shall prohibit Employee from reporting a suspected violation of law to the appropriate governmental authority or agency or from responding truthfully in connection with a governmental investigation or legal proceeding.

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14.
No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee with respect to any Released Claim. No action taken by the Parties hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by any Party of any fault or liability whatsoever to the other Party or to any third party.
15.
Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.
16.
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon, other than the employer-portion of any such taxes and/or penalties or assessments. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of, federal or state taxes in connection with the payments to Employee under the terms of this Agreement, or (b) damages sustained by the Company by reason of any such claims in connection with Employee’s failure to pay or delayed payment of, federal or state taxes in connection with the payments to Employee under the terms of this Agreement, including attorneys’ fees and costs.

This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”), and the Company shall have complete discretion to interpret and construe this Agreement in any manner that establishes an exemption from (or otherwise conforms to) the requirements of Section 409A. For purposes of Section 409A, each payment hereunder shall at all times be considered a separate and distinct payment. To the extent required under Section 409A, any payments to be made under this Agreement due to a termination of employment only will be made upon a “separation from service” within the meaning of Section 409A. The Company makes no guarantee as to any tax treatment relating to this Agreement and neither the Company, its employees, officers, directors or attorneys shall have any liability to Employee on account of any adverse tax or related consequences relating to this Agreement including but not limited to adverse consequences under Section 409A.

17.
Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
18.
No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the

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provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
19.
No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
20.
Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
21.
Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of (i) the Confidentiality Agreement, (ii) agreements related to Employee’s equity in the Company, and (iii) agreements related to or governing any Indemnification Rights.
22.
No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company.
23.
Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of New York.
24.
Effective Date. Employee has seven (7) days after Employee signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”). Employee understands that this Agreement shall be null and void if not executed by Employee and returned to the Company within the twenty-one (21) day period set forth under paragraph 6 above.
25.
Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
26.
Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of the Released Claims. Employee acknowledges that:

a. Employee has read this Agreement;

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b. Employee has a right to consult an attorney regarding this Agreement. Employee has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

c. Employee understands the terms and consequences of this Agreement and of the releases it contains; and

d. Employee is fully aware of the legal and binding effect of this Agreement.

[Remainder of Page Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: _______________ By: ______________________

Yaniv Sarig

ATERIAN, INC.

Dated: _______________ By: ______________________

Christopher Porcelli, its General Counsel & Head of People

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